Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Unitholders of Antero Midstream Partners LP and

Board of Directors of Antero Midstream Partners GP LLC:

Opinions on the Consolidated Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Antero Midstream Partners LP and its subsidiaries (the Partnership) as of December 31, 2017 and 2018, the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). We also have audited the Partnership’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018 based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Basis for Opinion

The Partnership’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting within Item 9A. Controls and Procedures. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements and an opinion on the Partnership’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A Partnership’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Partnership’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Partnership are being made only in accordance with authorizations of management and directors of the Partnership; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Partnership’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

We have served as the Partnership’s auditor since 2013.

Denver, Colorado
February 13, 2019

ANTERO MIDSTREAM PARTNERS LP

Consolidated Balance Sheets

December 31, 2017 and 2018

(In thousands)

	December 31,
	2017	2018
Assets
Current assets:
Cash and cash equivalents	$8,363	—
Accounts receivable—Antero Resources	110,182	115,378
Accounts receivable—third party	1,170	1,544
Other current assets	670	21,513
Total current assets	120,385	138,435
Property and equipment, net	2,605,602	2,958,415
Investments in unconsolidated affiliates	303,302	433,642
Other assets, net	12,920	15,925
Total assets	$3,042,209	3,546,417

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable—Antero Resources	$6,459	4,141
Accounts payable—third party	8,642	21,372
Accrued liabilities	106,006	72,121
Asset retirement obligations	—	1,817
Other current liabilities	209	235
Total current liabilities	121,316	99,686
Long-term liabilities:
Long-term debt	1,196,000	1,632,147
Contingent acquisition consideration	208,014	114,995
Asset retirement obligations	—	5,791
Other	410	2,290
Total liabilities	1,525,740	1,854,909

Partners’ capital:
Common unitholders—public (88,059 and 88,452 units issued and outstanding at December 31, 2017 and 2018 respectively)	1,708,379	1,792,011
Common unitholder—Antero Resources (98,870 units issued and outstanding at December 31, 2017 and 2018)	(215,682)	(143,995)
General partner	23,772	43,492
Total partners’ capital	1,516,469	1,691,508
Total liabilities and partners’ capital	$3,042,209	3,546,417

See accompanying notes to consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2016, 2017, and 2018

(In thousands, except per unit amounts)

	Year Ended December 31,
	2016	2017	2018
Revenue:
Gathering and compression—Antero Resources	$303,250	396,202	520,566
Water handling and treatment—Antero Resources	282,267	376,031	506,449
Gathering and compression—third party	835	264	—
Water handling and treatment—third party	—	—	924
Gain on sale of assets—Antero Resources	—	—	583
Gain on sale of assets—third party	3,859	—	—
Total revenue	590,211	772,497	1,028,522
Operating expenses:
Direct operating	161,587	232,538	316,423
General and administrative (including $26,049, $27,283 and $21,073 of equity-based compensation in 2016, 2017 and 2018, respectively)	54,163	58,812	61,629
Impairment of property and equipment	—	23,431	5,771
Depreciation	99,861	119,562	130,013
Accretion and change in fair value of contingent acquisition consideration	16,489	13,476	(93,019)
Accretion of asset retirement obligations	—	—	135
Total operating expenses	332,100	447,819	420,952
Operating income	258,111	324,678	607,570
Interest expense, net	(21,893)	(37,557)	(61,906)
Equity in earnings of unconsolidated affiliates	485	20,194	40,280
Net income and comprehensive income	236,703	307,315	585,944
Net income attributable to incentive distribution rights	(16,944)	(69,720)	(142,906)
Limited partners’ interest in net income	$219,759	237,595	443,038

Net income per limited partner unit—basic	$1.24	1.28	2.37
Net income per limited partner unit—diluted	$1.24	1.28	2.36

Weighted average limited partner units outstanding:
Basic	176,647	185,630	187,048
Diluted	176,801	186,083	187,398

See accompanying notes to consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Partners’ Capital

Years Ended December 31, 2016, 2017, and 2018

(In thousands)

	Limited Partners
	Common Unitholders Public	Common Unitholder Antero Resources	Subordinated Unitholder Antero Resources	Antero IDR Holdings LLC	Total Partners’ Capital
Balance at December 31, 2015	$1,351,317	30,186	(299,727)	969	1,082,745
Net income and comprehensive income	82,424	42,817	94,518	16,944	236,703
Distributions	(64,712)	(33,701)	(73,663)	(10,370)	(182,446)
Equity-based compensation	8,012	9,128	8,909	—	26,049
Issuance of common units upon vesting of equity-based compensation awards, net of units withheld for income taxes	9,555	(15,191)	—	—	(5,636)
Issuance of common units, net of offering costs	65,395	—	—	—	65,395
Sale of units held by Antero Resources to public	6,419	(6,419)	—	—	—
Balance at December 31, 2016	1,458,410	26,820	(269,963)	7,543	1,222,810
Net income and comprehensive income	100,347	137,248	—	69,720	307,315
Distributions	(98,861)	(131,598)	—	(53,491)	(283,950)
Conversion of subordinated units to common units	—	(269,963)	269,963	—	—
Equity-based compensation	9,776	17,507	—	—	27,283
Issuance of common units upon vesting of equity-based compensation awards, net of units withheld for income taxes	9,691	(15,636)	—	—	(5,945)
Sale of units held by Antero Resources to public	(19,940)	19,940	—	—	—
Issuance of common units, net of offering costs	248,956	—	—	—	248,956
Balance at December 31, 2017	1,708,379	(215,682)	—	23,772	1,516,469
Net income and comprehensive income	208,911	234,127	—	142,906	585,944
Distributions	(144,085)	(159,181)	—	(123,186)	(426,452)
Equity-based compensation	7,796	13,277	—	—	21,073
Issuance of common units upon vesting of equity-based compensation awards, net of units withheld for income taxes	11,007	(16,536)	—	—	(5,529)
Other	3	—	—	—	3
Balance at December 31, 2018	$1,792,011	(143,995)	—	43,492	1,691,508

See accompanying notes to consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2017, and 2018

(In thousands)

	Year Ended December 31,
	2016	2017	2018
Cash flows provided by operating activities:
Net income	$236,703	307,315	585,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99,861	119,562	130,013
Accretion and change in fair value of contingent acquisition consideration	16,489	13,476	(93,019)
Accretion of asset retirement obligations	—	—	135
Impairment of property and equipment	—	23,431	5,771
Equity-based compensation	26,049	27,283	21,073
Equity in earnings of unconsolidated affiliates	(485)	(20,194)	(40,280)
Distributions from unconsolidated affiliates	7,702	20,195	46,415
Amortization of deferred financing costs	1,814	2,888	2,879
Gain on sale of assets—Antero Resources	—	—	(583)
Gain on sale of assets—third-party	(3,859)	—	—
Changes in assets and liabilities:
Accounts receivable—Antero Resources	1,573	(41,043)	(10,196)
Accounts receivable—third party	1,467	70	648
Prepaid expenses	(529)	(141)	(153)
Accounts payable—Antero Resources	1,055	3,266	(1,804)
Accounts payable—third party	95	3,003	7,670
Accrued liabilities	(9,328)	16,685	3,047
Net cash provided by operating activities	378,607	475,796	657,560
Cash flows used in investing activities:
Additions to gathering systems and facilities	(228,100)	(346,217)	(446,270)
Additions to water handling and treatment systems	(188,220)	(195,162)	(88,674)
Investments in unconsolidated affiliates	(75,516)	(235,004)	(136,475)
Proceeds from sale of assets—Antero Resources	—	—	4,470
Proceeds from sale of assets—third party	10,000	—	1,680
Change in other assets	3,673	(3,435)	(3,591)
Change in other liabilities	—	—	2,273
Net cash used in investing activities	(478,163)	(779,818)	(666,587)
Cash flows provided by financing activities:
Distributions	(182,446)	(283,950)	(426,452)
Issuance of senior notes	650,000	—	—
Borrowings (repayments) on bank credit facilities, net	(410,000)	345,000	435,000
Issuance of common units, net of offering costs	65,395	248,956	—
Payments of deferred financing costs	(10,435)	(5,520)	(2,169)
Employee tax withholding for settlement of equity compensation awards	(5,636)	(5,945)	(5,529)
Other	(163)	(198)	(186)
Net cash provided by financing activities	106,715	298,343	664
Net increase (decrease) in cash and cash equivalents	7,159	(5,679)	(8,363)
Cash and cash equivalents, beginning of period	6,883	14,042	8,363
Cash and cash equivalents, end of period	$14,042	8,363	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,494	46,666	62,844
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(8,471)	16,338	(32,563)

See accompanying notes to consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2017, and 2018

(1)  Business and Organization

(a)         Overview

Antero Midstream Partners LP (the “Partnership”) is a growth-oriented master limited partnership formed by Antero Resources Corporation (“Antero Resources”) to own, operate and develop midstream energy infrastructure primarily to service Antero Resources’ increasing production and completion activity in the Appalachian Basin’s Marcellus Shale and Utica Shale located in West Virginia and Ohio.  The Partnership’s assets consist of gathering pipelines, compressor stations, interests in processing and fractionation plants, and water handling and treatment assets, through which the Partnership and its affiliates provide midstream services to Antero Resources under long-term, fixed-fee contracts.  The Partnership’s consolidated financial statements as of December 31, 2018, include the accounts of the Partnership, Antero Midstream LLC (“Midstream Operating”), Antero Water LLC (“Antero Water”), Antero Treatment LLC (“Antero Treatment”), and Antero Midstream Finance Corporation (“Finance Corp”), all of which are entities under common control.

The Partnership’s gathering and compression assets consist of high and low pressure gathering pipelines, compressor stations, and processing and fractionation plants that collect and process natural gas and NGLs from Antero Resources’ wells in West Virginia and Ohio.  The Partnership’s water handling and treatment assets include two independent systems that deliver fresh water from sources including the Ohio River, local reservoirs as well as several regional waterways, an advanced wastewater treatment facility placed into service in 2018 and a related landfill used for the disposal of waste therefrom.

The Partnership also has a 15% equity interest in the gathering system of Stonewall Gas Gathering LLC (“Stonewall”) and a 50% equity interest in a joint venture to develop processing and fractionation assets with MarkWest (the “Joint Venture”).  See Note 14—Investments in Unconsolidated Affiliates.

The Partnership has been determined to be a variable interest entity and its financial statements are consolidated within the financial statements of Antero Resources (NYSE: AR), its primary beneficiary for financial reporting purposes.

On April 6, 2017, in connection with its initial public offering, Antero Resources Midstream Management LLC (“ARMM”) formed Antero Midstream Partners GP LLC (“AMP GP” or our “general partner”), a Delaware limited liability company, as a wholly owned subsidiary, and, on April 11, 2017, assigned to AMP GP the general partner interest in us.  Concurrent with the assignment, AMP GP was admitted as the Partnership’s sole general partner and ARMM ceased to be our general partner.

On May 9, 2017, ARMM closed its initial public offering.  In connection with the offering, ARMM was converted into a Delaware limited partnership, and changed its name to Antero Midstream GP LP (“AMGP”).

(b) Simplification Agreement

On October 9, 2018, the Partnership, Antero Midstream GP LP (“AMGP”) and certain of their affiliates entered into a Simplification Agreement (as may be amended from time to time, the “Simplification Agreement”), pursuant to which, among other things, (1) AMGP will be converted from a limited partnership to a corporation under the laws of the State of Delaware, to be named Antero Midstream Corporation (which is referred to as “New AM” and the conversion, the “Conversion”); (2) an indirect, wholly owned subsidiary of New AM will be merged with and into the Partnership, with the Partnership surviving the merger as an indirect, wholly owned subsidiary of New AM (the “Merger”) and (3) all the issued and outstanding Series B Units representing limited liability company interests of Antero IDR Holdings LLC (“IDR Holdings”), a partially owned subsidiary of AMGP and the holder of all of the Partnership’s incentive distribution rights, will be exchanged for an aggregate of approximately 17.35 million shares of New AM’s common stock (the “Series B Exchange”). The Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement are collectively referred to as the “Transactions”.  As a result of the Transactions, the Partnership will be a wholly owned subsidiary of New AM and former shareholders of AMGP, unitholders of the Partnership and holders of Series B Units will each own New AM’s common stock.

If the Transactions are completed, (1) each holder of the Partnership’s common units other than Antero Resources (the “AM Public Unitholders”), will be entitled to receive, at its election, one of (i) $3.415 in cash without interest and 1.6350 validly issued, fully paid, nonassessable shares of New AM’s common stock for each of the Partnership’s common units held (the “Public Mixed

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

Consideration”); (ii) 1.6350 shares of New AM’s common stock plus an additional number of shares of New AM’s common stock equal to the quotient of (A) $3.415 and (B) the average of the 20-day volume-weighted average trading price per AMGP common share prior to the final election day for AM Public Unitholders (the “AMGP VWAP”), for each of the Partnership’s common units held (the “Public Stock Consideration”); or (iii) $3.415 in cash plus an additional amount of cash equal to the product of (A) 1.6350 and (B) the AMGP VWAP for each of the Partnership’s common units held (the “Public Cash Consideration”); and (2) in exchange for each of the Partnership’s common units held, Antero Resources will be entitled, subject to certain adjustments (as described below), to receive $3.00 in cash without interest and 1.6023 validly issued, fully paid, nonassessable shares of New AM’s common stock for each of the Partnership’s common units held by Antero Resources (the “AR Mixed Consideration”).

The aggregate cash consideration to be paid to Antero Resources and the AM Public Unitholders will be fixed at an amount equal to the aggregate amount of cash that would have been paid and issued if all AM Public Unitholders received $3.415 in cash per common unit (the “Available Cash”) and Antero Resources received $3.00 in cash per common unit, which is approximately $598 million.  If the Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders, Antero Resources may elect to increase the total amount of cash consideration to be received as a part of the AR Mixed Consideration up to an amount equal to the excess and the amount of shares it will receive will be reduced accordingly based on the AMGP VWAP.  In addition, the consideration to be received each AM Public Unitholder may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders had received the Public Mixed Consideration and Antero Resources received the AR Mixed Consideration.

The Merger should be a taxable event for the Partnership’s unitholders.  The amount and character of gain or loss recognized by each unitholder in the Merger will vary depending on such unitholder’s particular situation, including the value of the shares of New AM’s common stock, if any, received by such unitholder, the amount of any cash received by such unitholder, the adjusted tax basis of such unitholder’s common units (and any changes to such tax basis as a result of our allocations of income, gain, loss and deduction to such unitholder for the taxable year that includes the Merger), and the amount of any suspended passive losses that may be available to such unitholder to offset a portion of the gain recognized by such unitholder in connection with the Merger.

Special meetings of AMGP shareholders and Antero Midstream unitholders will be held on March 8, 2019 to vote on the Simplification Agreement, the Merger and the other Transactions contemplated thereby, as applicable, and all AMGP shareholders and Antero Midstream unitholders of record as of the close of business on January 11, 2019, which is the record date for the special meetings, will be entitled to vote the AMGP common shares and Antero Midstream common units, respectively, owned by them on the record date.  AMGP and the Partnership expect to fund the cash portion of the merger consideration with borrowings under the Partnership’s revolving credit facility.  The revolving credit facility was amended on October 31, 2018 to increase lender commitments from $1.5 billion to $2.0 billion.

Also on October 9, 2018, in connection with the entry into the Simplification Agreement, (1) the Partnership entered into a voting agreement with AMGP’s shareholders owning a majority of the outstanding AMGP common shares, pursuant to which, among other things, such shareholders agreed to vote in favor of the Transactions, (2) AMGP entered into a voting agreement with Antero Resources, pursuant to which, among other things, Antero Resources agreed to vote in favor of the Transactions and (3) AMGP, Antero Resources, certain funds affiliated with Warburg Pincus LLC and Yorktown Partners LLC (together, the “Sponsor Holders”), Paul M. Rady and Glen C. Warren, Jr. (Messrs. Rady and Warren together, the “Management Stockholders”) entered into a Stockholders’ Agreement, pursuant to which, among other things, Antero Resources, the Sponsor Holders and the Management Holders will have the ability to designate members of the New AM board of directors under certain circumstances, effective as the closing of the Transactions.

(2)  Summary of Significant Accounting Policies

(a)         Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  In the opinion of management, these statements include all adjustments considered necessary for a fair presentation of the Partnership’s financial position as of December 31, 2017 and 2018, and the results of the Partnership’s operations

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

and its cash flows for the years ended December 31, 2016, 2017, and 2018.  The Partnership has no items of other comprehensive income or loss; therefore, net income is identical to comprehensive income.

Certain costs of doing business incurred by Antero Resources on our behalf have been reflected in the accompanying consolidated financial statements.  These costs include general and administrative expenses attributed to us by Antero Resources in exchange for:

•                  business services, such as payroll, accounts payable and facilities management;

•                  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

•                  employee compensation, including equity-based compensation.

Transactions between the Partnership and Antero Resources have been identified in the consolidated financial statements (see Note 3—Transactions with Affiliates).

As of the date these consolidated financial statements were filed with the SEC, the Partnership completed its evaluation of potential subsequent events for disclosure and no items requiring disclosure were identified, except the declaration of a cash distribution to unitholders, as described in Note 10—Partnership Equity and Distributions.

(b)         Revenue Recognition

On May 28, 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers.  The ASU replaced most existing revenue recognition guidance in GAAP when it became effective and was incorporated into GAAP as Accounting Standards Codification (“ASC”) Topic 606.  The Partnership elected the modified retrospective transition method when new standard became effective for the Partnership on January 1, 2018.  The adoption of ASU 2014-09 did not have a material impact on the Partnership’s financial results.

The Partnership provides gathering and compression and water handling and treatment services under fee-based contracts primarily based on throughput or at cost plus a margin.  Certain of these contracts contain operating leases of the Partnership’s assets under GAAP.  Under these arrangements, the Partnership receives fees for gathering oil and gas products, compression services, and water handling and treatment services.  The revenue the Partnership earns from these arrangements is directly related to (1) in the case of natural gas gathering and compression, the volumes of metered natural gas that it gathers, compresses, and delivers to natural gas compression sites or other transmission delivery points, (2) in the case of oil gathering, the volumes of metered oil that it gathers and delivers to other transmission delivery points, (3) in the case of fresh water services, the quantities of fresh water delivered to its customers for use in their well completion operations, (4) in the case of wastewater treatment services performed by the Partnership, the quantities of wastewater treated for our customers, or (5) in the case of flowback and produced water services provided by third parties, the third party costs the Partnership incurs plus 3%. The Partnership recognizes revenue when it satisfies a performance obligation by delivering a service to a customer or the use of leased assets to a customer.  See Note 4—Revenue for the Partnership’s required disclosures under ASC 606.  The Partnership report includes lease revenue within service revenue.

(c)          Use of Estimates

The preparation of the consolidated financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities.  Items subject to estimates and assumptions include the useful lives of property and equipment and valuation of accrued liabilities, among others.  Although management believes these estimates are reasonable, actual results could differ from these estimates.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(d)         Cash and Cash Equivalents

The Partnership considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents.  The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.  From time to time, the Partnership may be in the position of a “book overdraft” in which outstanding checks exceed cash and cash equivalents.  The Partnership classifies book overdrafts in accounts payable within its consolidated balance sheets, and classifies the change in accounts payable associated with book overdrafts as an operating activity within its consolidated statements of cash flows.  The Partnership classified $0.5 million of book overdrafts within accounts payable as of December 31, 2018.

(e)          Property and Equipment

Property and equipment primarily consists of gathering pipelines, compressor stations, fresh water delivery pipelines and facilities, and the wastewater treatment facility and related landfill used for the disposal of waste therefrom, stated at historical cost less accumulated depreciation and amortization.  The Partnership capitalizes construction-related direct labor and material costs.  The Partnership also capitalized interest on capital costs during the construction phase of the wastewater treatment facility, which was placed in service in 2018.  Maintenance and repair costs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives and salvage values of assets.  The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense.  Uncertainties that may impact these estimates of useful lives include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand for the Partnership’s services in the areas in which it operates.  When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable.  However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Amortization of landfill airspace consists of the amortization of landfill capital costs, including those that have been incurred and capitalized and estimated future costs for landfill development and construction, as well as the amortization of asset retirement costs arising from landfill final capping, closure, and post-closure obligations.  Amortization expense is recorded on a units-of-consumption basis, applying cost as a rate per-cubic yard.  The rate per-cubic yard is calculated by dividing each component of the amortizable basis of the landfill by the number of cubic yards needed to fill the corresponding asset’s airspace.  Landfill capital costs and closure and post-closure asset retirement costs are generally incurred to support the operation of the landfill over its entire operating life and are, therefore, amortized on a per-cubic yard basis using a landfill’s total airspace capacity.  Estimates of disposal capacity and future development costs are created using input from independent engineers and internal technical teams and are reviewed at least annually.  However, future events could cause a change in estimates, thereby impacting future amortization amounts.  See Note 5—Property and Equipment for discussion on the change in estimated useful lives for the Partnership’s gathering system and facilities.

(f)            Impairment of Long-Lived Assets

The Partnership evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable.  Generally, the basis for making such assessments are undiscounted future cash flows projections for the asset group being assessed.  If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair value, which are based on discounted future cash flows using assumptions as to revenues, costs and discount rates typical of third party market participants, which is a Level 3 fair value measurement.

(g)         Asset Retirement Obligations

In December 2017, the Partnership completed the construction of a landfill site to be used for the disposal of waste from its wastewater treatment facility.  The landfill began accepting waste in January 2018.  The Partnership’s asset retirement obligations relate to its obligation to close, maintain, and monitor landfill cells and support facilities.  After the entire landfill reaches capacity and is certified closed, the Partnership must continue to maintain and monitor the landfill for a post-closure period, which generally extends for 30 years.  The Partnership records the fair value of its landfill retirement obligations as a liability in the period in which

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

the regulatory obligation to retire a specific asset is triggered.  For the Partnership’s individual landfill cells, the required closure and post-closure obligations under the terms of its permits and its intended operation of the landfill cell are triggered and recorded when the cell is placed into service and waste is initially disposed in the landfill cell.  The fair value is based on the total estimated costs to close the landfill cell and perform post-closure activities once the landfill cell has reached capacity and is no longer accepting waste.  Retirement obligations are increased each year to reflect the passage of time by accreting the balance at the weighted average credit-adjusted risk-free rate that is used to calculate the recorded liability, with accretion charged to direct costs.  Actual cash expenditures to perform closure and post-closure activities reduce the retirement obligation liabilities as incurred.  After initial measurement, asset retirement obligations are adjusted at the end of each period to reflect changes, if any, in the estimated future cash flows underlying the obligation.  Landfill retirement assets are capitalized as the related retirement obligations are incurred, and are amortized on a units-of-consumption basis as the disposal capacity is consumed.

A retirement obligation is created for fresh water impoundments and waste water pits when an abandonment date is identified.  The Partnership records the fair value of its freshwater impoundment and waste water pit retirement obligations as liabilities in the period in which the regulatory obligation to retire a specific asset is triggered.  The fair value is based on the total reclamation costs of the assets.  Retirement obligations are increased each year to reflect the passage of time by accreting the balance at the weighted average credit-adjusted risk-free rate that is used to calculate the recorded liability, with accretion charged to direct costs.  Actual cash expenditures to perform remediation activities reduce the retirement obligation liabilities as incurred.  After initial measurement, asset retirement obligations are adjusted at the end of each period to reflect changes, if any, in the estimated future cash flows underlying the obligation.  Fresh water impoundments and waster water pit retirement assets are capitalized as the related retirement obligations are incurred, and are amortized on a straight-line basis until reclamation.

The Partnership is under no legal obligations, neither contractually nor under the doctrine of promissory estoppel, to restore or dismantle its gathering pipelines, compressor stations, water delivery pipelines and facilities and wastewater treatment facility upon abandonment.

The Partnership’s gathering pipelines, compressor stations, fresh water delivery pipelines and facilities and wastewater treatment facility have an indeterminate life, if properly maintained.  Accordingly, the Partnership is not able to make a reasonable estimate of when future dismantlement and removal dates of its pipelines, compressor stations and facilities will occur.

(h)         Litigation and Other Contingencies

A liability is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes.  The Partnership regularly reviews contingencies to determine the adequacy of our accruals and related disclosures.  The ultimate amount of losses, if any, may differ from these estimates.

The Partnership accrues losses associated with environmental obligations when such losses are probable and can be reasonably estimated.  Accruals for estimated environmental losses are recognized no later than at the time a remediation feasibility study, or an evaluation of response options, is complete.  These accruals are adjusted as additional information becomes available or as circumstances change.  Future environmental expenditures are not discounted to their present value.  Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

As of December 31, 2017 and 2018, the Partnership has not recorded liabilities for litigation, environmental, or other contingencies.

(i)            Equity-Based Compensation

The Partnership’s consolidated financial statements reflect various equity-based compensation awards granted by Antero Resources, as well as compensation expense associated with its own plan.  These awards include profits interests awards, restricted stock, stock options, restricted units, and phantom units.  The Partnership recognized expense in each period for an amount allocated from Antero Resources, with the offset included in partners’ capital.  See Note 3—Transactions with Affiliates for additional information regarding Antero Resources’ allocation of expenses to the Partnership.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

In connection with the Partnership’s Initial Public Offering (“IPO”), the Antero Midstream Partners LP Long-Term Incentive Plan (“Midstream LTIP”) was adopted, pursuant to which certain non-employee directors of our general partner and certain officers, employees and consultants of the Partnership’s general partner and its affiliates are eligible to receive awards representing equity interests in the Partnership.  An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments.  For accounting purposes, these units are treated as if they are distributed from the Partnership to Antero Resources.  Antero Resources recognizes compensation expense for the units awarded to its employees and a portion of that expense is allocated to the Partnership.  See Note 9—Equity-Based Compensation.

(j)            Income Taxes

These consolidated financial statements do not include a provision for income taxes as Antero Midstream Partners LP is treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its distributive share of our items of income, gain, loss, or deduction.

(k)         Fair Value Measures

The FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets).  The fair value is the price that the Partnership estimates would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value.  An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement.  The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.  The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs.  Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on the Partnership’s balance sheet of its cash and cash equivalents, accounts receivable—Antero Resources, accounts receivable—third party, other current assets, other assets, accounts payable—Antero Resources, accounts payable, accrued liabilities, other current liabilities, other liabilities and the revolving credit facility approximate fair values due to their short-term maturities.

(l)            Investments in Unconsolidated Affiliates

The Partnership uses the equity method to account for its investments in companies if the investment provides the Partnership with the ability to exercise significant influence over, but not control, the operating and financial policies of the investee.  The Partnership’s consolidated net income includes the Partnership’s proportionate share of the net income or loss of such companies.  The Partnership’s judgment regarding the level of influence over each equity method investee includes considering key factors such as the Partnership’s ownership interest, representation on the board of directors and participation in policy-making decisions of the investee and material intercompany transactions.  See Note 14—Investments in Unconsolidated Affiliates.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(m)      Recently Issued Accounting Standard

On February 25, 2016, the FASB issued ASU No. 2016-02, Leases, which replaced most existing lease guidance under GAAP when it became effective on January 1, 2019.  The standard requires lessees to record lease liabilities and right-of-use assets as of the date of adoption and we have elected to adopt the new standard prospectively.  The Partnership is not a party to any material contracts as a lessee.  The new lease standard does not substantially change accounting by lessors.  The Partnership determined that its contractual arrangement with Antero Resources to provide midstream services is an operating lease of the Partnership’s assets that will be accounted under the new ASU for in the same manner as the Partnership’s current accounting for the arrangement.  No significant additional disclosures will be required.  As a result, there will not be a material impact of the new leasing standard on the Partnership’s financial statements.  The Partnership believes that adoption of the standard will not impact its operational strategies, growth prospects, net income, or cash flow.  The Partnership as updated internal controls impacted by the new standard and acquired software to collect and account for lease data under the standard.

(3)  Transactions with Affiliates

(a)         Revenues

All revenues earned in the years ended December 31, 2016, 2017 and 2018, except revenues earned from third parties, were earned from Antero Resources, under various agreements for gathering and compression and water handling and treatment services.

(b)         Accounts receivable—Antero Resources, and Accounts payable—Antero Resources

Accounts receivable—Antero Resources represents amounts due from Antero Resources, primarily related to gathering and compression services and water handling and treatment services.  Accounts payable—Antero Resources represents amounts due to Antero Resources for general and administrative and other costs.

(c)          Allocation of Costs

The employees supporting the Partnership’s operations are employees of Antero Resources.  Direct operating expense includes allocated costs of $4 million, $6 million and $7 mllion during the years ended December 31, 2016, 2017, and 2018, respectively, related to labor charges for Antero Resources employees associated with the operation of our assets.  General and administrative expense includes allocated costs of $50 million, $54 million and $52 million during the years ended December 31, 2016, 2017, and 2018, respectively.  These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation (see Note 9—Equity-Based Compensation for more information).  These expenses are charged or allocated to the Partnership based on the nature of the expenses and are allocated based on a combination of its proportionate share of gross property and equipment, capital expenditures and labor costs, as applicable.  The Partnership reimburses Antero Resources directly for all general and administrative costs allocated to it, with the exception of noncash equity compensation allocated to the Partnership for awards issued under the Antero Resources long-term incentive plan or the Midstream LTIP.

(4)  Revenue

(a)         Revenue from Contracts with Customers

All of the Partnership’s revenues are derived from service contracts with customers, and are recognized when the Partnership satisfies a performance obligation by delivering a service to a customer.  The Partnership derives substantially all of its revenues from Antero Resources, its most significant customer.  The following sets forth the nature, timing of satisfaction of performance obligations, and significant payment terms of the Partnership’s contracts with Antero Resources.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

Gathering and Compression Agreement

Antero Resources has dedicated all of its current and future acreage in West Virginia, Ohio and Pennsylvania to the Partnership for gathering and compression services except for acreage subject to third-party commitments or pre-existing dedications.  The Partnership also has an option to gather and compress natural gas produced by Antero Resources on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions.  Under the gathering and compression agreement, the Partnership receives a low pressure gathering fee, a high pressure gathering fee, and a compression fee, in each case subject to CPI-based adjustments since 2014.  In addition, the agreement stipulates that the Partnership receives a reimbursement for the actual cost of electricity used at its compressor stations.

The Partnership satisfies its performance obligations and recognizes revenue when low pressure volumes are delivered to a compressor station, high pressure volumes are delivered to a processing plant or transmission pipeline, and compression volumes are delivered to a high pressure line.  The Partnership invoices the customer the month after each service is performed, and payment is due in the same month.

Water Services Agreement

In connection with Antero Resources’ contribution of Antero Water and certain wastewater treatment assets to the Partnership in September 2015 (the “Water Acquisition”), the Partnership entered into a water services agreement with Antero Resources whereby the Partnership agreed to provide certain water handling and treatment services to Antero Resources within an area of dedication in defined service areas in Ohio and West Virginia.  Antero Resources agreed to pay the Partnership for all water handling and treatment services provided by the Partnership in accordance with the terms of the water services agreement.  The initial term of the water services agreement is 20 years from September 23, 2015 and from year to year thereafter until terminated by either party.  Under the agreement, the Partnership receives a fixed fee per barrel in West Virginia, Ohio and all other locations for fresh water deliveries by pipeline directly to the well site.  Additionally, the Partnership receives a fixed fee per barrel for fresh water delivered by truck to high-rate transfer facilities.  All of these fees have been subject to annual CPI adjustments since the inception of the agreement in 2015.  Antero Resources also agreed to pay the Partnership a fixed fee of per barrel for wastewater treatment at the advanced wastewater treatment complex, in each case subject to annual CPI-based adjustments and additional fees based on certain costs.

Under the water services agreement, the Partnership may also contract with third parties to provide water services to Antero Resources.  Antero Resources reimburses the Partnership for third party out-of-pocket costs plus a 3% markup.

The Partnership satisfies its performance obligations and recognizes revenue when the fresh water volumes have been delivered to the hydration unit of a specified well pad and the wastewater volumes have been delivered to the Partnership’s wastewater treatment facility.  The Partnership invoices the customer the month after water services are performed, and payment is due in the same month.  For services contracted through third party providers, the Partnership’s performance obligation is satisfied when the service to be performed by the third party provider has been completed.  The Partnership invoices the customer after the third party provider billing is received, and payment is due in the same month.

Minimum Volume Commitments

Both the gathering and compression and water services agreements include certain minimum volume commitment provisions, which are intended to support the stability of the Partnership’s cash flows.  If and to the extent Antero Resources requests that the Partnership construct new high pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero Resources to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction for 10 years.  Antero Resources also committed to pay a fee on a minimum volume of fresh water deliveries in calendar years 2016 through 2019.  Antero Resources is obligated to pay a minimum volume fee to the Partnership in the event the aggregate volume of fresh water delivered to Antero Resources under the water services agreement is less than 120,000 barrels per day in 2019.  The Partnership recognizes revenue related to these minimum volume commitments at the time it is determined that the volumes will not be consumed by Antero Resources, and the amount of the shortfall is known.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

Minimum revenue amounts under the minimum volume commitments are as follows:

	Year Ended December 31,
(in thousands)	2019	2020	2021	2022	2023	Thereafter	Total
Minimum revenue under the Gathering and Compression Agreement	$176,126	183,126	182,626	182,626	182,626	612,854	1,519,984
Minimum revenue under the Water Services Agreement	165,564	—	—	—	—	—	165,564
Total	$341,690	183,126	182,626	182,626	182,626	612,854	1,685,548

(b)         Disaggregation of Revenue

In the following table, revenue is disaggregated by type of service and type of fee.  The table also identifies the reportable segment to which the disaggregated revenues relate.  For more information on reportable segments, see Note 15—Reporting Segments.

	Year Ended December 31,			Segment to which
(in thousands)	2016	2017	2018	revenues relate
Revenue from contracts with customers
Type of service
Gathering—low pressure	$160,925	191,766	251,209	Gathering and Processing
Gathering—high pressure	90,124	122,134	148,122	Gathering and Processing
Compression	50,938	82,502	121,235	Gathering and Processing
Condensate gathering	2,098	64	—	Gathering and Processing
Fresh water delivery	166,013	207,558	269,856	Water Handling and Treatment
Wastewater treatment	—	—	12,135	Water Handling and Treatment
Other fluid handling	116,254	168,473	225,382	Water Handling and Treatment
Total	$586,352	772,497	1,027,939

Type of contract
Fixed Fee	$304,085	396,466	520,566	Gathering and Processing
Fixed Fee	166,013	207,558	281,991	Water Handling and Treatment
Cost plus 3%	116,254	168,473	225,382	Water Handling and Treatment
Total	$586,352	772,497	1,027,939

Other
Gain on sale of assets—Antero Resources	—	—	583	Gathering and Processing
Gain on sale of assets—third party	3,859	—	—	Gathering and Processing
Total revenue	$590,211	772,497	1,028,522

(c)          Transaction Price Allocated to Remaining Performance Obligations

The majority of the Partnership’s service contracts have a term greater than one year.  As such, the Partnership has utilized the practical expedient in ASC 606, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation.  Under the Partnership’s service contracts, each unit of product delivered to the customer represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

The remainder of our service contracts, which relate to contracts with third parties, are short-term in nature with a contract term of one year or less.  The Partnership has utilized an additional practical expedient in ASC 606, which exempts the Partnership from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

(d)         Contract Balances

Under the Partnership’s service contracts, the Partnership invoices customers after its performance obligations have been satisfied, at which point payment is unconditional.  Accordingly, the Partnership’s service contracts do not give rise to contract assets or liabilities under ASC 606.  At December 31, 2017 and 2018, the Partnership’s receivables with customers were $110 million and $115 million, respectively.

(5)  Property and Equipment

The Partnership’s investment in property and equipment for the periods presented is as follows:

	Estimated	December 31,
(in thousands)	useful lives	2017	2018
Land	n/a	$15,382	18,649
Gathering systems and facilities	50 years(1)	1,781,386	2,175,500
Fresh water permanent buried pipelines and equipment	20 years	472,810	523,488
Wastewater treatment facility	30 years	—	300,064
Fresh water surface pipelines and equipment	5 years	46,139	62,683
Landfill	n/a(2)	—	60,950
Heavy trucks and equipment	5 years	—	4,831
Above ground storage tanks	10 years	4,301	4,824
Construction-in-progress(3)	n/a	654,904	306,759
Total property and equipment		2,974,922	3,457,748
Less accumulated depreciation		(369,320)	(499,333)
Property and equipment, net		$2,605,602	2,958,415

(1)         In accordance with its policy, the Partnership evaluates the reasonableness of the estimated useful lives of its fixed assets and determined that the actual lives of the gathering systems and facilities were longer than the estimated useful lives used in calculating depreciation expense.  On October 1, 2018, the Partnership increased the useful lives of the gathering systems and facilities from 20 years to 50 years based on a change in the expected period that our systems and facilities will be used to support Antero Resources’ producing wells.  For the year ended December 31, 2018, the change in estimate decreased depreciation by $18 million, increased net income and comprehensive income by $18 million and increased basic and diluted net income per limited partner unit by $0.10.

(2)         Amortization of landfill costs is recorded over the life of the landfill on a units-of-consumption basis.

(3)         As of December 31, 2017, construction-in-progress included $355 million for the construction of the wastewater treatment facility and landfill, which was placed in service in 2018.

The Partnership capitalized interest of $4 million, $12 million and $4 million for the years ended December 31, 2016, 2017 and 2018, respectively for the construction of the wastewater treatment facility.

Net operating expenses incurred during wastewater treatment facility commissioning were capitalized.  Due to delays in reaching contractual treatment capacity of the wastewater treatment facility, the Partnership has and continues to accrue for liquidated damages from the vendor.  At December 31, 2018, the Partnership had accrued $21 million for liquidated damages as a current asset and reduction in cost of the facility.

The Partnership recorded impairment charges of $23 million and $6 million in the years ended December 31, 2017 and 2018, respectively.  The impairment charge for the year ended December 31, 2017 related to condensate gathering lines which Antero

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

Resources no longer uses.  During the year ended December 31, 2018, the impairment charge is due to the impairment of gathering assets acquired from Antero Resources at the time of its IPO related to well pads Antero Resources no longer has plans to drill and complete.  The Partnership’s gathering and compression agreement with Antero Resources provides that for certain gathering assets the Partnership constructs after receiving notice from Antero Resources, and are subsequently delayed or cancelled, Antero Resources is required to repurchase the assets at 115% of the cost.  This resulted in a gain of $583 thousand during the year ended December 31, 2018.

(6)  Long-term Debt

Long-term debt was as follows at December 31, 2017 and 2018:

	December 31,
(in thousands)	2017	2018
Credit Facility (a)	$555,000	990,000
5.375% senior notes due 2024 (b)	650,000	650,000
Net unamortized debt issuance costs	(9,000)	(7,853)
Total long-term debt	$1,196,000	1,632,147

(a)         Revolving Credit Facility

The Partnership has a senior secured revolving credit facility (the “Credit Facility”) with a consortium of banks.  Lender commitments under the Credit facility are $2.0 billion. At December 31, 2017 and 2018, the Partnership had borrowings under the Credit Facility of $555 million and $990 million, respectively, with a weighted average interest rate of 2.81% and 3.75%, respectively.  No letters of credit were outstanding at December 31, 2017 or 2018 under the Credit Facility.  The maturity date of the facility is October 26, 2022.  The facility includes fall away covenants and lower interest rates that are triggered if and when we are assigned an investment grade credit rating by either Standard and Poor’s or Moody’s.

Under the Credit Facility, “Investment Grade Period” is a period that, as long as no event of default has occurred and the Partnership is in pro forma compliance with the financial covenants under the Credit Facility, commences when the Partnership elects to give notice to the Administrative Agent that the Partnership has received at least one of either (i) a BBB- or better rating from Standard and Poor’s or (ii) a Baa3 or better from Moody’s (provided that the non-investment grade rating from the other rating agency is at least either Ba1 if Moody’s or BB+ if Standard and Poor’s (an “Investment Grade Rating”)). An Investment Grade Period can end at the Partnership’s election.

During a period that is not an Investment Grade Period, the Credit Facility is ratably secured by mortgages on substantially all of the Partnership’s properties, including the properties of its subsidiaries, and guarantees from its subsidiaries.  During an Investment Grade Period, the liens securing the obligations thereunder shall be automatically released (subject to the provisions of the Credit Facility).

The revolving credit facility contains certain covenants including restrictions on indebtedness, and requirements with respect to leverage and interest coverage ratios; provided, however, that during an Investment Grade Period, such covenants become less restrictive on the Partnership.  The revolving credit facility permits distributions to the holders of the Partnership’s equity interests in accordance with the cash distribution policy adopted by the board of directors of our general partner in connection with the Partnership’s initial public offering, provided that no event of default exists or would be caused thereby, and only to the extent permitted by our organizational documents.  The Partnership was in compliance with all of the financial covenants under the Credit Facility as of December 31, 2017 and 2018.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable quarterly or, in the case of Eurodollar Rate Loans, at the end of the applicable interest period if shorter than six months.  Interest is payable at a variable rate based on LIBOR or the base rate, determined by election at the time of borrowing.  Interest at the time of borrowing is determined with reference to (i) during any period that is not an Investment Grade Period, the Partnership’s then-current leverage ratio and (ii) during an Investment Grade Period, with reference to the rating given to the Partnership by Moody’s or Standard and Poor’s.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

During an Investment Grade Period, the applicable margin rates are reduced by 25 basis points.  Commitment fees on the unused portion of the revolving credit facility are due quarterly at rates ranging from 0.25% to 0.375% based on the leverage ratio, during a period that is not an Investment Grade Period, and 0.175% to 0.375% based on the Partnership’s rating during an Investment Grade Period.

(b)         5.375% Senior Notes Due 2024

On September 13, 2016, the Partnership and its wholly-owned subsidiary, Finance Corp, as co-issuers, issued $650 million in aggregate principal amount of 5.375% senior notes due September 15, 2024 (the “2024 Notes”) at par.  The 2024 Notes are unsecured and effectively subordinated to the revolving credit facility to the extent of the value of the collateral securing the revolving credit facility.  The 2024 Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Partnership’s wholly-owned subsidiaries (other than Finance Corp) and certain of its future restricted subsidiaries.  Interest on the 2024 Notes is payable on March 15 and September 15 of each year.  The Partnership may redeem all or part of the 2024 Notes at any time on or after September 15, 2019 at redemption prices ranging from 104.031% on or after September 15, 2019 or 100.00% on or after September 15, 2022.  In addition, prior to September 15, 2019, the Partnership may redeem up to 35% of the aggregate principal amount of the 2024 Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings, if certain conditions are met, at a redemption price of 105.375% of the principal amount of the 2024 Notes, plus accrued and unpaid interest.  At any time prior to September 15, 2019, the Partnership may also redeem the 2024 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2024 Notes plus “make-whole” premium and accrued and unpaid interest.  If the Partnership undergoes a change of control, the holders of the 2024 Notes will have the right to require the Partnership to repurchase all or a portion of the notes at a price equal to 101% of the principal amount of the 2024 Notes, plus accrued and unpaid interest.

(7)  Accrued Liabilities

Accrued liabilities as of December 31, 2017 and 2018 consisted of the following items:

	December 31,
(in thousands)	2017	2018
Capital expenditures	$63,286	26,354
Operating expenses	29,905	32,818
Interest expense	10,508	10,922
Other	2,307	2,027
Total accrued liabilities	$106,006	72,121

(8)  Asset Retirement Obligations

The following is a reconciliation of our asset retirement obligations for the period shown below (in thousands):

Asset retirement obligations—December 31, 2017	$—
Obligations incurred	7,473
Accretion expense	135
Asset retirement obligations—December 31, 2018	$7,608

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(9)  Equity-Based Compensation

The Partnership’s general and administrative expenses include equity-based compensation costs allocated to it by Antero Resources for grants made pursuant to Antero Resources’ long-term incentive plan and the Midstream LTIP.  Equity-based compensation expense allocated to the Partnership was $26 million, $27 million and $21 million for the years ended December 31, 2016, 2017 and 2018, respectively.  These expenses were allocated to the Partnership based on its proportionate share of Antero Resources’ labor costs.  Antero Resources has unamortized expense totaling approximately $60 million as of December 31, 2018 related to its various equity-based compensation plans, which includes the Midstream LTIP.  A portion of this will be allocated to the Partnership as it is amortized over the remaining service period of the related awards.  The Partnership does not reimburse Antero Resources for noncash equity compensation allocated to it for awards issued under the Antero Resources long-term incentive plan or the Midstream LTIP.

Midstream LTIP

The Partnership’s general partner manages its operations and activities, and Antero Resources employs the personnel who provide support to the Partnership’s operations.  The general partner has adopted the Midstream LTIP, pursuant to which non-employee directors of the general partner and certain officers, employees and consultants of the general partner and its affiliates are eligible to receive awards representing limited partner interests in the Partnership.  An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments.  A total of 7,932,261 common units are available for future grant under the Midstream LTIP as of December 31, 2018.  Restricted units and phantom units granted under the Midstream LTIP vest subject to the satisfaction of service requirements, upon the completion of which common units in the Partnership are delivered to the holder of the restricted units or phantom units.  Phantom units also contain distribution equivalent rights, which entitle the holder of vested common units to receive a “catch up” payment equal to common unit distributions paid during the vesting period of the phantom unit award.  Compensation related to each restricted unit and phantom unit award is recognized on a straight-line basis over the requisite service period of the entire award.  The grant date fair values of these awards are determined based on the closing price of the Partnership’s common units on the date of grant.  These units are accounted for as if they are distributed by the Partnership to Antero Resources.  Antero Resources recognizes compensation expense for the units awarded and a portion of that expense is allocated to the Partnership.  Antero Resources allocates equity-based compensation expense to the Partnership based on its proportionate share of Antero Resources’ labor costs.  The Partnership’s portion of the equity-based compensation expense is included in general and administrative expenses, and recorded as a credit to the applicable classes of partners’ capital.

A summary of restricted unit and phantom unit awards activity during the year ended December 31, 2018 is as follows:

		Weighted
		Average	Aggregate
	Number of	grant date	intrinsic value
	units	fair value	(in thousands)
Total awarded and unvested—December 31, 2017	1,042,963	$28.69	$30,288
Granted	260,847	$25.84
Vested	(577,566)	$28.63
Forfeited	(143,244)	$28.08
Total awarded and unvested—December 31, 2018	583,000	$27.63	$12,470

Intrinsic values are based on the closing price of the Partnership’s common units on the referenced dates.  Midstream LTIP unamortized expense of $12 million at December 31, 2018 is expected to be recognized over a weighted average period of approximately 2.5 years and the Partnership’s proportionate share will be allocated to it as it is recognized.  The Partnership paid $5.5 million in minimum statutory tax withholdings for restricted and phantom units that vested during 2018, which is included in the “Issuance of common units upon vesting of equity-based compensation awards, net of units withheld for income taxes” line item in the Consolidated Statements of Partners’ Capital.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(10)  Partnership Equity and Distributions

Minimum Quarterly Distribution

The partnership agreement provides for a minimum quarterly distribution of $0.17 per unit for each quarter, or $0.68 per unit on an annualized basis.

If cash distributions to the Partnership’s unitholders exceed $0.1955 per common unit in any quarter, the Partnership’s unitholders and the holder of the Partnership’s incentive distribution rights (“IDRs”), will receive distributions according to the following percentage allocations:

	Marginal Percentage
Total Quarterly Distribution	Interest in Distributions
Target Amount	Unitholders	Holder of IDRs
above $0.1955 up to $0.2125	85%	15%
above $0.2125 up to $0.2550	75%	25%
above $0.2550	50%	50%

General Partner Interest

The general partner owns a non-economic general partner interest in the Partnership, which does not entitle it to receive cash distributions.  However, the general partner is under common control with the holder of the IDRs and may in the future own common units or other equity interests in the Partnership and will be entitled to receive distributions on any such interests.

Upon payment of the February 8, 2017 distribution to unitholders, the requirements for the conversion of all subordinated units were satisfied under our partnership agreement.  As a result, effective February 9, 2017, the 75,940,957 subordinated units owned by Antero Resources were converted into common units on a one-for-one basis and participate on terms equal with all other common units in distributions of available cash.  The conversion did not impact the amount of the cash distributions paid by the Partnership or the total units outstanding, as shown on the “Conversion of subordinated units to common units” line item on the Partnership’s consolidated Statement of Partners’ Capital.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

Cash Distributions

The board of directors of the general partner declared a cash distribution of $0.47 per unit for the quarter ended December 31, 2018.  The distribution was paid on February 13, 2019 to unitholders of record as of February 1, 2019.

The following table details the amount of quarterly distributions the Partnership paid for each of its partnership interests, with respect to the quarter indicated (in thousands, except per unit data):

			Distributions
Quarter			Common			Distributions
and Year	Record Date	Distribution Date	unitholders	Holder of IDRs	Total	per unit
Q4 2016	February 1, 2017	February 8, 2017	$50,090	7,543	57,633	$0.280
*	April 21, 2017	April 30, 2017	75	—	75	*
Q1 2017	May 3, 2017	May 10, 2017	55,753	11,553	67,306	0.300
Q2 2017	August 3, 2017	August 16, 2017	59,695	15,328	75,023	0.320
Q3 2017	November 1, 2017	November 16, 2017	63,454	19,067	82,521	0.340
*	November 12, 2017	November 17, 2017	1,392	—	1,392	*
	Total 2017		$230,459	53,491	283,950

Q4 2017	February 1, 2018	February 13, 2018	$68,231	23,772	92,003	$0.365
*	April 15, 2018	April 20, 2018	263	—	263	*
Q1 2018	May 3, 2018	May 18, 2018	72,943	28,461	101,404	0.390
*	July 15, 2018	July 31, 2018	21	—	21	*
Q2 2018	August 2, 2018	August 17, 2018	77,624	33,138	110,762	0.415
Q3 2018	November 2, 2018	November 16, 2018	82,303	37,815	120,118	0.440
*	November 12, 2018	November 19, 2018	1,881	—	1,881	*
	Total 2018		$303,266	123,186	426,452

*                 Distribution equivalent rights on limited partner common units that vested under the Midstream LTIP.

(11)  Net Income Per Limited Partner Unit

The Partnership computes earnings per unit using the two-class method for master limited partnerships.  The classes of participating securities include common units and the holders of the IDRs.  Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the Partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

The Partnership’s net income is attributed to the general partner and limited partners in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions paid to the general partner.  Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period.  Diluted net income per limited partner unit reflects the potential dilution that could occur if agreements to issue common units, such as awards under long-term incentive plans, were exercised, settled or converted into common units.  When it is determined that potential common units resulting from an award should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method.  Earnings per common unit assuming dilution for the year ended December 31, 2018 was calculated based on the diluted weighted average number of units outstanding of 187,397,524, including 349,339 dilutive units attributable to non-vested restricted unit and phantom unit awards.  For the year ended

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

December 31, 2018, there were no non-vested phantom unit and restricted unit awards that were anti-dilutive and therefore excluded from the calculation of diluted earnings per unit.

The Partnership’s calculation of net income per unit for the periods indicated is as follows (in thousands, except per unit data):

	Year Ended December 31,
	2016	2017	2018
Net income	$236,703	307,315	585,944
Less net income attributable to incentive distribution rights	(16,944)	(69,720)	(142,906)
Limited partner interest in net income	$219,759	237,595	443,038

Net income per limited partner unit—basic	$1.24	1.28	2.37

Net income per limited partner unit—diluted	$1.24	1.28	2.36

Weighted average limited partner units outstanding—basic	176,647	185,630	187,048

Weighted average limited partner units outstanding—diluted	176,801	186,083	187,398

(12)  Sale of Common Units

During the third quarter of 2016, the Partnership entered into an Equity Distribution Agreement (the “Distribution Agreement”), pursuant to which the Partnership may sell, from time to time through brokers acting as its sales agents, common units representing limited partner interests having an aggregate offering price of up to $250 million.  The program is registered with the SEC on an effective registration statement on Form S-3.  Sales of the common units may be made by means of ordinary brokers’ transactions on the New York Stock Exchange, at market prices, in block transactions, or as otherwise agreed to between the Partnership and the sales agents.  Proceeds are expected to be used for general partnership purposes, which may include repayment of indebtedness and funding working capital or capital expenditures.  The Partnership is under no obligation to offer and sell common units under the Distribution Agreement.

During the years ended December 31, 2016 and 2017, the Partnership issued and sold 2,391,595 and 777,262 common units under the Distribution Agreement, respectively.  For the years ended December 31, 2016 and 2017, the sale resulted in net proceeds of $65 million and $26 million, respectively.  The Partnership did not issue or sell any common units under the Distribution Agreement during the year ended December 31, 2018.  As of December 31, 2018, additional common units under the Distribution Agreement up to an aggregate sales price of $157 million were available for issuance.

On February 10, 2017, the Partnership issued 6,900,000 common units, including common units issued pursuant to the underwriters’ option to purchase additional common units, resulting in net proceeds of approximately $223 million (the “Offering”).  The Partnership used the proceeds from the Offering to repay outstanding borrowings under its Credit Facility incurred to fund the investment in the Joint Venture, and for general partnership purposes.

(13)  Fair Value Measurement

In connection with the Water Acquisition, the Partnership agreed to pay Antero Resources (a) $125 million in cash if the Partnership delivers 176,295,000 barrels or more of fresh water during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if the Partnership delivers 219,200,000 barrels or more of fresh water during the period between January 1, 2018 and December 31, 2020.  This contingent consideration liability is valued based on Level 3 inputs related to expected average volumes and weighted average cost of capital.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

The following table provides a reconciliation of changes in Level 3 financial liabilities measured at fair value on a recurring basis for the periods shown below (in thousands):

Contingent acquisition consideration—December 31, 2016	$194,538
Accretion and change in fair value of contingent acquisition consideration	13,476
Contingent acquisition consideration—December 31, 2017	208,014
Accretion and change in fair value of contingent acquisition consideration	(93,019)
Contingent acquisition consideration—December 31, 2018	$114,995

The Partnership accounts for contingent consideration in accordance with applicable accounting guidance pertaining to business combinations.  The Partnership is contractually obligated to pay Antero Resources contingent consideration in connection with the Water Acquisition, and therefore recorded this contingent consideration liability at the time of the Water Acquisition.  The Partnership updates its assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, until such consideration is satisfied through payment upon achievement of the specified objectives or it is eliminated upon failure to achieve the specified objectives.

As of December 31, 2018, the Partnership expects to pay the entire amount of the contingent consideration for the 176,295,000 barrels or more of fresh water delivered during the period between January 1, 2017 and December 31, 2019, but not for the 219,200,000 barrels or more of fresh water during the period between January 1, 2018 and December 31, 2020 as a result in the changes made in late 2018 to Antero Resources’ 2019 budget and long-term outlook.  As of December 31, 2017, based on previous budgets and forecasts, both contingent consideration payments were expected to be made.  Accordingly, the fair value of the liability for contingent acquisition consideration was reduced by $106 million in 2018.  The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy.  The fair value of the contingent consideration liability associated with future milestone payments was based on the risk adjusted present value of the contingent consideration payout.

The carrying values of accounts receivable and accounts payable at December 31, 2017 and 2018 approximated fair value because of their short-term nature.  The carrying value of the amounts under the revolving credit facility at December 31, 2017 and 2018 approximated fair value because the variable interest rates are reflective of current market conditions.

Based on Level 2 market data inputs, the fair value of the Partnership’s 2024 Notes was approximately $608 million at December 31, 2018.

(14)  Investments in Unconsolidated Affiliates

The Partnership has a 15% equity interest in Stonewall, which operates a 67-mile pipeline on which Antero is an anchor shipper.

On February 6, 2017, the Partnership formed the Joint Venture to develop processing and fractionation assets in Appalachia with MarkWest, a wholly owned subsidiary of MPLX.  The Partnership and MarkWest each own a 50% equity interest in the Joint Venture and MarkWest operates the Joint Venture assets, which consist of processing plants in West Virginia and a one-third interest in a MarkWest fractionator in Ohio.

The Partnership’s net income includes its proportionate share of the net income of the Joint Venture and Stonewall.  When the Partnership records its proportionate share of net income, it increases equity income in the consolidated statements of operations and comprehensive income and the carrying value of that investment on its balance sheet.  When distributions on the Partnership’s proportionate share of net income are received, they are recorded as reductions to the carrying value of the investment on the balance sheet and are classified as cash inflows from operating activities in accordance with the nature of the distribution approach under ASU No. 2016-15.  The Partnership uses the equity method of accounting to account for its investments in Stonewall and the Joint Venture because it exercises significant influence, but not control, over the entities.  The Partnership’s judgment regarding the level of influence over its equity investments includes considering key factors such as its ownership interest, representation on the board of directors and participation in policy-making decisions of Stonewall and the Joint Venture.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

The following table is a reconciliation of our investments in these unconsolidated affiliates:

			Total Investment
		MarkWest	in Unconsolidated
(in thousands)	Stonewall (1)	Joint Venture	Affiliates
Balance at December 31, 2016	$68,299	—	68,299
Initial investment	—	153,770	153,770
Additional investments	—	81,234	81,234
Equity in net income of unconsolidated affiliates	10,304	9,890	20,194
Distributions from unconsolidated affiliates	(11,475)	(8,720)	(20,195)
Balance at December 31, 2017	67,128	236,174	303,302
Additional investments	—	136,475	136,475
Equity in net income of unconsolidated affiliates	10,740	29,540	40,280
Distributions from unconsolidated affiliates	(9,765)	(36,650)	(46,415)
Balance at December 31, 2018	$68,103	365,539	433,642

(1)         Distributions are net of operating and capital requirements retained by Stonewall.

(b)         Summarized Financial Information of Unconsolidated Affiliates

The following tables present summarized financial information for the Partnership’s investments in unconsolidated affiliates.  Summarized financial information for Stonewall is presented from May 26, 2016, the effective date the Partnership exercised its option to acquire an equity interest in the Stonewall Gathering Pipeline.  Summarized financial information for the Joint Venture is presented from January 1, 2017, the effective date of the Joint Venture formation.

Combined Balance Sheets

	December 31,
(in thousands)	2017	2018
Current assets	$62,955	90,481
Noncurrent assets	1,052,760	1,327,947
Total assets	$1,115,715	1,418,428

Current liabilities	$39,964	76,605
Noncurrent liabilities	219	6,986
Noncontrolling interest	179,736	172,865
Partners’ capital	895,796	1,161,972
Total liabilities and partners’ capital	$1,115,715	1,418,428

Statements of Combined Operations

	Year ended December 31,
(in thousands)	2016	2017	2018
Revenues	$51,428	119,371	189,222
Operating expenses	12,176	40,059	75,250
Income from operations	39,252	79,312	113,972
Net income attributable to the equity method investments	3,227	88,717	131,626

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(15) Reporting Segments

The Partnership’s operations are located in the United States and are organized into two reporting segments: (1) gathering and processing and (2) water handling and treatment.

Gathering and Processing

The gathering and processing segment includes a network of gathering pipelines and compressor stations that collect and process production from Antero Resources’ wells in West Virginia and Ohio.  The gathering and processing segment also includes income from processing and fractionation plants through our equity interest in the Joint Venture with MarkWest.

Water Handling and Treatment

The Partnership’s water handling and treatment segment includes two independent systems that deliver fresh water from sources including the Ohio River, local reservoirs as well as several regional waterways.  The water handling and treatment segment also includes a wastewater treatment facility that was placed in service in 2018, as well as other fluid handling services, which includes high rate transfer, wastewater transportation and disposal.  See Note 5—Property and Equipment.

These segments are monitored separately by management for performance and are consistent with internal financial reporting.  These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations.  Management evaluates the performance of the Partnership’s business segments based on operating income.  Interest expense is primarily managed and evaluated on a consolidated basis.

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Year ended December 31, 2016
Revenues:
Revenue—Antero Resources	$303,250	282,267	585,517
Revenue—third-party	835	—	835
Gain on sale of assets—third-party	3,859	—	3,859
Total revenues	307,944	282,267	590,211

Operating expenses:
Direct operating	27,289	134,298	161,587
General and administrative (excluding equity-based compensation)	20,118	7,996	28,114
Equity-based compensation	19,714	6,335	26,049
Depreciation	69,962	29,899	99,861
Accretion and change in fair value of contingent acquisition consideration	—	16,489	16,489
Total expenses	137,083	195,017	332,100
Operating income	$170,861	87,250	258,111

Equity in earnings of unconsolidated affiliates	$485	—	485
Total assets	$1,734,208	615,687	2,349,895
Additions to property and equipment	$228,100	188,220	416,320

Year ended December 31, 2017
Revenues:
Revenue—Antero Resources	$396,202	376,031	772,233
Revenue—third-party	264	—	264
Total revenues	396,466	376,031	772,497

Operating expenses:
Direct operating	39,251	193,287	232,538
General and administrative (excluding equity-based compensation)	20,607	10,922	31,529
Equity-based compensation	19,730	7,553	27,283
Impairment of property and equipment	23,431	—	23,431
Depreciation	86,372	33,190	119,562
Accretion and change in fair value of contingent acquisition consideration	—	13,476	13,476
Total expenses	189,391	258,428	447,819
Operating income	$207,075	117,603	324,678

Equity in earnings of unconsolidated affiliates	$20,194	—	20,194
Total assets	$2,237,913	804,296	3,042,209
Additions to property and equipment	$346,217	195,162	541,379

Year ended December 31, 2018
Revenues:
Revenue—Antero Resources	$520,566	506,449	1,027,015
Revenue—third-party	—	924	924
Gain on sale of assets—Antero Resources	583	—	583
Total revenues	521,149	507,373	1,028,522

Operating expenses:
Direct operating	49,256	267,167	316,423
General and administrative (excluding equity-based compensation)	30,091	10,465	40,556
Equity-based compensation	16,518	4,555	21,073
Impairment of property and equipment	5,771	—	5,771
Depreciation	83,250	46,763	130,013
Accretion and change in fair value of contingent acquisition consideration	—	(93,019)	(93,019)
Accretion of asset retirement obligations	—	135	135
Total expenses	184,886	236,066	420,952
Operating income	$336,263	271,307	607,570

Equity in earnings of unconsolidated affiliates	$40,280	—	40,280
Total assets	$2,610,300	936,117	3,546,417
Additions to property and equipment	$446,270	88,674	534,944

ANTERO MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2016, 2017, and 2018

(16) Quarterly Financial Information (Unaudited)

The Partnership’s quarterly unaudited financial information for the years ended December 31, 2017 and 2018 is summarized in the table below:

	First	Second	Third	Fourth
(in thousands, except per unit data)	quarter	quarter	quarter	quarter
Year ended December 31, 2017:
Total operating revenues	$174,770	193,766	193,629	210,332
Total operating expenses(1)	93,073	101,199	110,458	143,089
Operating income	81,697	92,567	83,171	67,243
Net income	75,092	87,175	80,893	64,155
Less: general partner’s interest in net income	(11,553)	(15,328)	(19,067)	(23,772)
Net income attributable to limited partner units	$63,539	71,847	61,826	40,383

Net income per limited partner unit—basic and diluted	$0.35	0.39	0.33	0.22

Year ended December 31, 2018:
Total operating revenues	$229,591	250,975	266,205	281,751
Total operating expenses(2)	118,051	136,145	140,159	26,597
Operating income	111,540	114,830	126,046	255,154
Net income	108,105	109,466	119,764	248,609
Less: general partner’s interest in net income	(28,453)	(33,145)	(37,816)	(43,492)
Net income attributable to limited partner units	$79,652	76,321	81,948	205,117

Net income per limited partner unit—basic	$0.43	0.41	0.44	1.10

Net income per limited partner unit—diluted	$0.43	0.41	0.44	1.09

(1)         Operating expenses in the fourth quarter of 2017 include $23 million of impairment on certain condensate gathering lines that Antero Resources no longer uses.

(2)         Operating expenses in the fourth quarter of 2018 reflects a $106 million reduction in the fair value of contingent acquisition consideration.